1. Registration Rights.........................................................1
   1.1  Definitions............................................................1
   1.2  Limitation on Transfer.................................................2
   1.3  Restrictive Legend.....................................................3
   1.4  Company Registration...................................................4
   1.5  Form S-3 Registration..................................................5
   1.6  Obligations of Company.................................................5
   1.7  Information from Dana..................................................7
   1.8  Expenses of Registration...............................................7
   1.9  Delay of Registration..................................................7
   1.10 Indemnification........................................................8
   1.11 Reports Under the Exchange Act........................................10
   1.12 Termination of Registration Rights....................................10
   1.13 Determination of Availability of Rule 144(k) of the Securities Act....11
2. Miscellaneous..............................................................11
   2.1  No Implied Restrictions...............................................11
   2.2  Purchase Price Adjustment.............................................11
   2.3  Successors and Assigns................................................11
   2.4  Third Party Beneficiaries.............................................11
   2.5  Counterparts..........................................................12
   2.6  Captions; References..................................................12
   2.7  Notices...............................................................12
   2.8  Amendments and Waivers................................................13
   2.9  Severability..........................................................13
   2.10 Governing Law.........................................................13
   2.11 Submission to Jurisdiction............................................13
   2.12 Further Assurances....................................................14
   2.13 Complete Agreement....................................................14
   2.14 Construction..........................................................14
   2.15 Expenses..............................................................14

                            SHARE OWNERSHIP AGREEMENT

     This SHARE OWNERSHIP AGREEMENT (this "Agreement") is entered into as of _________ __, 2003 by and between Standard Motor Products, Inc., a New York corporation ("Company") and Dana Corporation, a Virginia corporation ("Dana").

          A. Dana, certain of its Affiliates (including Dana Corporation) and Company are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which Dana and the other Sellers (as defined in the Purchase Agreement) have agreed to sell and Company has agreed to purchase substantially all of the assets, properties, rights and interests relating to the EMG Business (as defined in the Purchase Agreement), as further provided in the Purchase Agreement;

          B. As part of the consideration under the Purchase Agreement, Company is issuing to Dana ______ shares of common stock, par value $2.00 per share, of Company (including any such shares received by Dana as a result of a Recapitalization or pursuant to Section 3.3(g) of the Purchase Agreement, the "Common Shares").

          C. The obligations of Company and Sellers under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by Dana and Company.

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Registration Rights

          1.1  Definitions

          For purposes of this Agreement the following terms have the meanings set forth below (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement):

          "Change in Control Transaction" means any business combination, merger or tender offer in which any portion of the Common Shares are or are proposed to be purchased or redeemed by any Person (including Company).

          "Common Shares" has the meaning set forth in the second recital.

          "Company" has the meaning set forth in the preamble.

          "Dana" has the meaning set forth in the preamble.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed with the SEC and that is appropriate for the registration of the Registrable Securities for resale.

          "Indemnified Person" has the meaning set forth in Section 1.10(a).

          "Lock-Up Period" has the meaning set forth in Section 1.2(a).

          "Losses" has the meaning set forth in Section 1.10(a).

          "Piggyback Registration Period" means the last fifteen (15) months of the Lock-Up Period.

          "Purchase Agreement" has the meaning set forth in the first recital.

          "Recapitalizations" means share splits, subdivisions, share dividends, combinations, recapitalizations and the like.

          "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

          "Registrable Securities" shall mean the Common Shares; provided that the Common Shares shall cease to be Registrable Securities (i) when a registration statement with respect to such Common Shares has been declared effective under the Securities Act and such Common Shares have been exchanged or disposed of pursuant to such registration statement, (ii) when such Common Shares are available for resale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) when such Common Shares cease to be outstanding.

          "Rule 144(k) Negative Determination" has the meaning set forth in
Section 1.13.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Transfer" and "Transferred" each has the meaning set forth in Section 1.2(a).

          "Violation" has the meaning set forth in Section 1.10(a).

          1.2  Limitation on Transfer

               (a) During the period commencing on date hereof and ending two years and six months after the date hereof (the "Lock-Up Period"), Dana agrees, with respect to the Common Shares, not to (i) offer, sell, assign, transfer, agree to sell, assign or transfer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, assign, pledge, hypothecate or otherwise transfer or dispose of (including the deposit of any such Common Shares into a voting trust or similar arrangement), directly or indirectly, any of such Common Shares or any securities exercisable or exchangeable therefor, or any interest therein or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of owning any of such Common Shares, whether any such transaction described in clause (i) or (ii) of this sentence is to be settled by delivery of such Common Shares or other securities, in cash or otherwise (any transactions described in such clauses (i) and (ii) being referred to herein as a "Transfer"), subject to the provisions and upon the conditions specified in this Agreement; provided, however, that during the Lock-Up Period Dana may participate in a Transfer in connection with a Change in Control Transaction.

               (b) Notwithstanding anything herein to the contrary, Dana may Transfer Common Shares to its Affiliates or to Company or its Affiliates.

               (c) Company shall not be required to (i) transfer on its books any Common Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) treat as owner of such Common Shares, or to accord the right to vote or to pay dividends to, any transferee to whom such Common Shares shall have been so transferred.

          Company shall be entitled to provide stop transfer instructions to the transfer agents of the Common Shares that are consistent with the terms of this Agreement. In the event any of the Common Shares are Transferred in compliance with this Agreement in a manner which under the terms of this Agreement does not require such third party to agree in writing to be bound by the provisions of this Agreement, then Company shall issue a new certificate representing such Common Shares without such legend or make the appropriate electronic notation that such legend is removed and remove such stop transfer instructions with respect thereto.

               (d) Notwithstanding anything herein to the contrary, Dana hereby agrees that it will not Transfer any of the Common Shares except in compliance with applicable securities laws.

          1.3  Restrictive Legend

               (a) All certificates representing the Common Shares shall bear the following legend, in addition to any other legends that are necessary to comply with applicable Law:

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH

     SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SUCH SECURITIES, ACCOMPANIED BY A WRITTEN OPINION DELIVERED TO AND SATISFACTORY TO STANDARD MOTOR PRODUCTS, INC. (THE "COMPANY") IN FORM AND SUBSTANCE FROM COUNSEL SATISFACTORY TO THE COMPANY BY REASON OF EXPERIENCE TO THE EFFECT THAT THE HOLDER MAY TRANSFER SUCH SECURITIES AS DESIRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

               THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SHARE OWNERSHIP AGREEMENT DATED AS OF __________ ___, 2003 BY AND BETWEEN DANA CORPORATION AND THE COMPANY, WHICH CONTAINS CERTAIN RESTRICTIONS ON TRANSFERABILITY OF THE SECURITIES REPRESENTED HEREBY.

          1.4  Company Registration

               (a) During the Piggyback Registration Period, if Company proposes to register (including for this purpose a registration effected by Company for shareholders other than Dana) any of its shares or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information (other than the information required concerning the selling shareholder and plan of distribution) as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered), Company will, at such time, promptly give Dana written notice of such registration. Upon the written request of Dana within twenty (20) days after mailing of such notice by Company, Company will, subject to the provisions of Section 1.4(c), use its commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that Dana has requested to be registered, so long as the Registrable Securities to be registered shall result in an anticipated aggregate offering price of at least $1,000,000.

               (b) Company will have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not Dana has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by Company in accordance with Section 1.8 hereof.

               (c) In connection with any offering involving an underwriting of shares of Company's capital stock, Company will not be required under this
Section 1.4 to include any of Dana's securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Company and the underwriters selected by Company and enter into an underwriting agreement in customary form (which shall include customary representations, warranties and indemnities) with an underwriter or underwriters selected by Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then Company will be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned first to the Company, then to Dana and thereafter pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as mutually agreed to by such selling shareholders).

          1.5  Form S-3 Registration

          If, at any time within the ninety (90) days following a Rule 144(k) Negative Determination, Company receives from Dana a written request that Company effect a registration on Form S-3 and any related qualification or compliance with respect to all (but not less than all) of the Registrable Securities, Company will use commercially reasonable efforts to effect, as expeditiously as possible, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all (but not less than all) of the Registrable Securities. However, Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5:

               (a) if Form S-3 is not legally available for such offering by Dana;

               (b) if Company delivers to Dana a certificate signed by the Chief Executive Officer or Chairman of the Board of Company stating that in the good faith judgment of the Board of Directors of Company, it would have a material adverse effect on Company and its stockholders for such Form S-3 registration to be effected at such time, in which event Company will have the right to defer the filing of the Form S-3 for such period as may be required to mitigate the adverse effect on Company but in no event shall such period of deferral exceed one hundred and twenty (120) days after receipt of the request of Dana under this Section 1.5, provided, however, that Company may not utilize this right more than once and provided, further, that Company may not register any other of its shares for its own account or for the account of others during such one hundred and twenty (120) day period; or

               (c) in any particular jurisdiction in which Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          1.6  Obligations of Company

          Whenever required under Sections 1.4 and 1.5 to effect the registration of any Registrable Securities, Company will, as expeditiously as possible (with respect to registration pursuant to Section 1.5, "registration statement" in this Section 1.6 shall mean "Form S-3"):

               (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective as expeditiously as possible, and, upon the request of Dana, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

               (b) notify Dana of the effectiveness of the registration statement; and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (c) furnish to Dana such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities;

               (d) use commercially reasonable efforts to (i) register and qualify the securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as may be reasonably requested by Dana, and do all other acts and things that may be necessary or desirable to enable Dana to consummate its public sale or other disposition of the Registrable Securities in such states; provided, that Company will not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless Company is already subject to service in such jurisdiction and except as may be required by the Securities Act and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Company to enable the disposition of such Registrable Securities;

               (e) in the event of any underwritten public offering, enter into and perform its obligations under the underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take all other reasonable action, if any, as Dana and such managing underwriter shall reasonably request (for example, to participate in the due diligence process and roadshow process) in order to facilitate any disposition of the securities;

               (f) notify Dana, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation of any proceedings by any Person to such effect, and promptly use commercially reasonable efforts to obtain the release of such suspension, or (ii) the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and promptly furnish to Dana copies of a supplement or amendment of such prospectus as may be necessary to correct such misstatement or omission. As such a notice would suspend Dana's ability to use the prospectus, Company's obligation to maintain the effectiveness of the registration statement shall be extended by the number of days during which Dana's use of the prospectus is so suspended;

               (g) cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by Company are then listed;

               (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration and use commercially reasonable efforts to cause the transfer agent to remove restrictive legends on the securities covered by such registration; and

               (i) use commercially reasonable efforts to furnish, at the request of Dana, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Sections
1.4 and 1.5, if such securities are being sold through underwriters (i) an opinion, dated as of such date, of the counsel representing Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Dana, addressed to the underwriters and to Dana requesting registration of Registrable Securities, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Dana, addressed to the underwriters and to Dana.

          1.7  Information from Dana

          It is a condition precedent to the obligations of Company to take any action pursuant to Section 1.4 and 1.5 with respect to the Registrable Securities that Dana furnish to Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as may reasonably be requested by Company or the managing underwriter in order to satisfy the requirements applicable to such registration of Dana's Registrable Securities.

          1.8  Expenses of Registration

          All expenses (other than underwriting discounts, commissions relating to Registrable Securities, and expenses of counsel for Dana) incurred in connection with registrations, filings or qualifications pursuant to Sections
1.4 and 1.5, including, without limitation, all registration, filing and qualification fees (including "blue sky" fees), printers' and accounting fees (excluding fees related to any special audits), fees and disbursements of counsel for Company will be borne by Company. Notwithstanding the foregoing, Company will not be required to pay for any expenses of any registration pursuant to Sections 1.4 and 1.5 if the registration request is subsequently withdrawn at the request of Dana, in which case such expenses shall be borne by Dana.

          1.9  Delay of Registration

          Dana has no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification

          In the event any Registrable Securities are included in a registration statement under Sections 1.4 and 1.5:

               (a) To the fullest extent permitted by law, Company covenants and agrees to indemnify and hold harmless Dana, its officers and directors and each Person, if any, who controls Dana, within the meaning of the Securities Act or the Exchange Act (the "Indemnified Persons"), from and against any and all losses, claims, actions, damages, liabilities and expenses (joint or several) (including, without limitation, attorneys' fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation) to which any of such Indemnified Persons may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (collectively "Losses") as incurred, insofar as such Losses arise out of or are based upon any of the following (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws and Company will reimburse any Person intended to be indemnified pursuant to this
Section 1.10(a), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 1.10(a) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Company (which consent will not be unreasonably withheld), nor will Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation that solely occurs in reliance upon and in conformity with information provided by and relating to an Indemnified Person, that is furnished expressly for use in connection with such registration by such Indemnified Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Dana or any underwriter, or any Person controlling Dana or such underwriter, from whom the Person asserting any such Losses purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if Company shall have timely furnished the indemnified Person with any amendments or supplements thereto) was not sent or given by or on behalf of Dana or such underwriter to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such Loss.

               (b) To the fullest extent permitted by law, Dana covenants and agrees to indemnify and hold harmless Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls Company within the meaning of the Securities Act, any underwriter, any other shareholder selling securities in such registration statement and any controlling Person of any such underwriter or other shareholder, against any Losses to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation or at common law or otherwise, insofar as such Losses arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation solely occurs in reliance upon and in conformity with information provided by and relating to Dana that is furnished by Dana expressly for use in connection with such registration statement; and Dana will reimburse any Person intended to be indemnified pursuant to this Section 1.10(b), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such Loss; provided further that in no event will any indemnity under this Section 1.10(b) apply to amounts paid in settlement of any such Loss if such settlement is effected without the written consent of Dana, which consent shall not be unreasonably withheld; provided further that in no event will any indemnity under this Section 1.10(b) exceed the gross proceeds from the sale of Registrable Securities received by Dana.

               (c) Promptly after receipt by an indemnified party under this
Section 1.10 of any claim or the commencement of any action (including any governmental action) as to which indemnity may be sought, such indemnified party will deliver to the indemnifying party a written notice of the commencement thereof (but the failure to so notify an indemnifying party will not relieve it from any liability or obligation which it may have under this Section 1.10 or otherwise unless the failure to notify results in the forfeiture by the indemnifying party of substantial rights and defenses and will not in any event relieve the indemnifying party from any obligations other than the indemnification provided for herein). The indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. However, the indemnified party will have the right to retain separate counsel and to participate in the defense thereof, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be, in the indemnified party's view, inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. In no event will the indemnifying party be required to pay the expenses of more than one counsel per jurisdiction as counsel for the indemnified party. The indemnifying party will be responsible for the expenses of such defense even if the indemnifying party does not elect to assume such defense. No indemnifying party may, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the indemnified party of all liability in respect of such claim or litigation.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violations that resulted in such Loss as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation. The relative benefits received by the indemnifying party and the indemnified party will be determined by reference to the net proceeds received by each such party.

               (e) In no event will any contribution by Dana under this Section
1.10 exceed the gross proceeds from the sale of Registrable Securities received by Dana.

               (f) Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to indemnification or contribution from any Person not so guilty.

               (g) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

               (h) The obligations of Company and Dana under this Section 1.10 will survive the completion of any offering of Registrable Securities in a registration statement under Section 1.4 and 1.5 and otherwise.

               (i) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may otherwise have.

          1.11 Reports Under the Exchange Act

          With a view to making available to Dana the benefits of Rule 144 promulgated under the Securities Act, Company agrees:

               (a) to file with the SEC in a timely manner all reports and other documents required of Company under the Securities Act and the Exchange Act; and

               (b) to furnish to Dana, forthwith upon request (i) a written statement by Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Company filed by Company under the Exchange Act and (iii) such other information as Dana may reasonably request in order to avail itself of any similar rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.12 Termination of Registration Rights

          Subject to Sections 1.5 and 1.13 hereof, Dana will not be entitled to exercise any right provided for in this Section 1 after the expiration of the Lock-Up Period unless a registration statement involving the Registrable Securities is pending on the date of such expiration, in which case Dana will be entitled to exercise any right and Company will be required to perform all of its obligations provided for in this
Section 1 in connection with such registration statement until such statement becomes effective or is withdrawn under circumstances where withdrawal is permitted hereunder.

          1.13 Determination of Availability of Rule 144(k) of the Securities
               Act

          At any time on or after the ninetieth (90th) day (or the next business day) prior to the end of the Lock-Up Period, upon the written request of Dana, Company shall promptly furnish Dana with a written statement by Company as to Company's compliance with the reporting requirements of Rule 144 of the Securities Act, and promptly thereafter Company and Dana shall make a mutual determination as to whether Dana may be able to sell all of the Common Shares it desires to sell at the end of the Lock-Up Period without restrictions under Rule 144(k) of the Securities Act. Company and Dana shall base its determination with respect to Dana solely upon the factual information Dana provides to Company in Dana's written request to Company, which factual information shall be certified by an executive officer of Dana. If Company and Dana mutually determine in good faith that Dana is not able to sell the Common Shares at the end of the Lock-Up Period without restrictions under Rule 144(k) of the Securities Act, such determination shall be referred to as a "Rule 144(k) Negative Determination", and Section 1.5 hereof shall then apply.

     2.   Miscellaneous

          2.1  No Implied Restrictions

          Except and to the extent provided herein, Dana shall be entitled to exercise all rights in its capacity as a record and beneficial owner of Common Shares under any applicable law and Company's Certificate of Incorporation and Bylaws, including the right to receive dividends and vote in connection with any matter upon which shareholders of the Company may vote.

          2.2  Purchase Price Adjustment

          The Parties acknowledge that under certain circumstances described in
Article 3 of the Purchase Agreement, Dana may transfer some portion of the Common Shares to Company in accordance with the terms thereof.

          2.3  Successors and Assigns

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          2.4  Third Party Beneficiaries

          Each party hereto intends that this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the parties hereto. This Agreement is for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

          2.5  Counterparts

          This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

          2.6  Captions; References

          The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause or a Section, such reference will be to a clause or a Section of this Agreement unless otherwise indicated.

          2.7  Notices

          Any notice or other communication provided for herein or given hereunder to a party hereto will be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Company:

          Standard Motor Products, Inc.
          37-18 Northern Boulevard
          Long Island City, New York  11101
          Attn: Chief Financial Officer
          Fax:  (718) 472-0122

          with a copy to:

          Kelley Drye & Warren LLP
          101 Park Avenue
          New York, New York  10178
          Attn: Ronald B. Risdon, Esq.
          Fax:  (212) 808-7897

If to Dana:

          Dana Corporation
          4500 Dorr Street
          Toledo, Ohio  43697
          Attn: General Counsel
          Fax:  (419) 535-4790
          with a copy to:

          Jones, Day, Reavis & Pogue
          North Point
          901 Lakeside Avenue
          Cleveland, Ohio  44114
          Attn: John P. Dunn, Esq.
          Fax:  (216) 579-0212

or to such other address with respect to a party as such party notifies the other in writing as above provided.

          2.8  Amendments and Waivers

          This Agreement may be amended or modified only by a written agreement referencing this Agreement and duly executed by the parties hereto. No waiver by any party hereto of any term of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent any term of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          2.9  Severability

          Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.

          2.10 Governing Law

          This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          2.11 Submission to Jurisdiction

          Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the County of New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 2.7 above. Nothing in this Section 2.11, however, shall affect the right of any party hereto to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

          2.12 Further Assurances

          Dana and Company will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

          2.13 Complete Agreement

          This Agreement contains the complete and exclusive statement of the terms of the agreements between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties hereto with respect thereto.

          2.14 Construction

          This Agreement is the result of the joint efforts of Dana and Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

          2.15 Expenses

          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses, except as expressly provided herein.

                     (Signatures are on the following page.)

          IN WITNESS WHEREOF, the parties hereto have executed this Share Ownership Agreement as of the date first above written.

                                    COMPANY:


                                    STANDARD MOTOR PRODUCTS, INC.


                                    By:
                                         --------------------------------------
                                    Name:
                                           ------------------------------------
                                    Title:
                                            -----------------------------------


                                    DANA:


                                    DANA CORPORATION


                                    By:
                                         --------------------------------------
                                    Name:
                                           ------------------------------------
                                    Title:
                                            -----------------------------------

                            SHARE OWNERSHIP AGREEMENT

                        Dated as of ____________ __, 2003